Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Senior Executive Performance Share Unit Plan and Employee Performance Share Unit Plan of Ritchie Bros. Auctioneers Incorporated of our reports dated February 25, 2015, with respect to the consolidated financial statements of Ritchie Bros. Auctioneers Incorporated and the effectiveness of internal control over financial reporting of Ritchie Bros. Auctioneers Incorporated included in its Annual Report (Form 40-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Vancouver, Canada March 10, 2015	/s/ Ernst & Young LLP Chartered Accountants